  EXHIBIT 21.1

Parent Company	Onfolio Holdings Inc	Delaware

Subsidiaries	Onfolio LLC	Delaware
	Onfolio Crafts LLC	Delaware
	Mighty Deals LLC	Delaware
	Vital Reaction LLC	Delaware
	Onfolio Gaming LLC	Delaware
	Inner Studios LLC	Delaware